Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
National Research Corporation:

We consent to the use of our reports dated March 8, 2019, with respect to the consolidated balance sheets of National Research Corporation as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated March 8, 2019,  refers to a change in the Company’s method for accounting for revenue from contracts with customers in 2018 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, as amended.

/s/ KPMG LLP

Lincoln, Nebraska
July 3, 2019